Nicor Inc.
Form 8-K
Exhibit 10.4

TROPICAL SHIPPING COMPANY
LONG-TERM PERFORMANCE INCENTIVE PLAN

Purpose

The Tropical Shipping Company Long-Term Performance Incentive Plan (“Plan”) is designed to:

A.
Provide an incentive to optimize long-term shareholder value through increasing the underlying value of Tropical Shipping and Construction Company Limited, a Cayman Islands company (“Tropical Shipping”).

B.	Balance the impact of short-term incentives on annual operating decision-making with incentives for the accomplishment of long-term objectives and strategy requirements.

C.	Reward for achieving high performance levels.

D.	Provide an opportunity to earn income which can be accumulated to supplement retirement.

E.	Retain the services of the participant.

Effective Date

The effective date of this Plan is January 1, 2008.  The program shall continue in effect unless terminated or amended by the Compensation Committee of the Board of Directors of Nicor Inc. (“Committee”).

Administration

The Plan will be administered by the Committee.  The Committee shall, subject to the provisions of the Plan, have sole and complete authority and discretion to interpret the Plan and make all determinations necessary or advisable for the administration of the Plan.

Eligibility

The Plan is reserved for the President of Tropical Shipping.

Target Incentive Award

The target incentive award is an award for which the participant may receive value at the end of a Performance Period.  The value of the target incentive award is contingent on the level of achievement of performance objectives which are established at the time of the initial award.

Terms and Conditions of Awards

The Committee will determine the timing and size of the target incentive award; the performance objectives used for determining whether the target incentive award is earned; the performance period during which the performance objectives apply; and the relationship between the level of achievement of the performance objectives and the degree to which the target incentive award is earned.  Prorating shall occur between each incremental step within the index.

Payment

After completion of the performance period, the Committee will compare the actual performance to the established performance objectives for the performance period and determine the value of the incentive award earned.

Subject to the provisions of the “Incentive Payment Deferral” section below, incentive awards will be paid to the participant in a single lump sum.  Payment will be made no later than the date two and one-half (2 ½) months after the end of the performance period in which the services were performed (or, in the event that payment by such date is administratively impracticable, no later than December 31).  Incentive payments under this Plan are intended to satisfy the short-term deferral exemption under Treas. Reg. Sec. 1.409A-1(b)(4).  All awards will be paid in cash, except as provided below.

Incentive Payment Deferral
Deferral under the Nicor Stock Deferral Plan.  A participant in the Nicor Stock Deferral Plan may elect to defer up to 50% of his incentive award into that plan.  All such elections must be made in accordance with the terms of the Nicor Stock Deferral Plan in order to be effective.  In the event of conflict between the terms of the Nicor Stock Deferral Plan and this Plan, the terms of the Nicor Stock Deferral Plan shall control.  Appropriate taxes for the entire incentive award amount will be withheld from the portion of the incentive award being paid in cash.

Deferral under this Plan.  Notwithstanding anything contained herein to the contrary, if any portion of any incentive award which would otherwise be payable to a “covered individual” (within the meaning of Section 162(m) of the Code) is not deductible by reason of Section 162(m) of the Code, such portion shall automatically be deferred under this Plan.  All such deferred amounts shall be credited with compounded interest equal to the prime rate, applied on the last day of each calendar quarter.  The deferred incentive award amounts and interest shall be paid to the covered individual in a lump sum on the first regularly scheduled payroll date of

Tropical Shipping following the six month anniversary of the covered individual’s separation from service.

Retirement, Death or Termination

The participant whose employment with the Company terminates by reason of retirement, death or disability during a performance period shall be entitled to the prorated value of the earned incentive for that performance period determined by the Committee at the conclusion of the defined performance period.  The proration will be based on the ratio of the calendar months employed during the period to the total months of the performance period.

If the participant separates from service with the Company during a performance period for any reason other than retirement, death or disability, no target incentive award will be made to the participant for that performance period, unless otherwise determined by the Committee in its sole discretion.  The Company will have no further obligation to the employee under the terms of this Plan, other than for any previously deferred amounts and related interest in accordance with the provisions in the “Deferral under this Plan” section above.

Taxes

Under current tax laws, the participant will be liable to pay income tax at ordinary income tax rates at the time he receives a payment under the Plan.

Plan Amendments and Administration

The Plan may be amended or terminated at any time by the Committee except that no such change shall affect any target incentive award earned in part or in total but not yet distributed.

Notwithstanding the foregoing, in its sole discretion, the Committee may change the performance objectives for any performance period at any time during the performance period, under such circumstances as the Committee determines, including, but not limited to, the following:

1.	Recapitalizations.

2.	Changes in laws, regulations and accounting practices which distort the relationship between actual performance and established performance objectives.

3.
Changes which result from significant changes in strategy compared to the business and financial plan on which the Plan is based, such as size or mix of capital expenditures, or a major acquisition or certain reserve adjustments, and which are deemed necessary or desirable to carry out the intent of the Plan by the Committee.

General Provisions

The general provisions of the Plan are as follows:
1.	The grant of a long-term performance target incentive award shall not affect Tropical Shipping’s right to terminate the participant’s employment at any time with or without cause.

2.	The participant’s right under the grant of a long-term performance target incentive award shall not be assignable.

3.
The Participant shall be permitted to designate, in a manner and form prescribed by the Committee, a beneficiary who will receive the prorated award and any deferred amounts and related interest in the event of the participant’s death.

4.	The grant of a long-term performance target incentive award in any year shall not imply a right to participate in the Long-Term Performance Incentive Plan in future years.

5.	All determinations of the Committee shall be final and binding on the participant and Tropical Shipping.